Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Demonstrates Fully Interactive Autonomous Mobile Robots, Heralds the Beginning of a New Technological Age

RAD has Developed AI-Powered Speech and Navigational Capabilities in its Robotic Devices

Detroit, Michigan, July 14, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today unveiled an important evolution in robotics and artificial intelligence technology. CEO Steve Reinharz announced a fully autonomous quadruped robot that demonstrates operational functionality which is expected to transform the security and #proptech industries. This achievement not only ushers in an exciting new technological era but also showcases the Company’s incredible capabilities of its AI built into its mobile and stationary robotics. Reinharz demonstrated the robot’s ability to speak, listen and respond to verbal commands.

A video demonstration is now available featuring Reinharz having a verbal conversation with a modified RADDOG 2LE with an engineering prototype RADPack, the mobile robot’s AI backpack. View the video demonstration by clicking this link.

The announcement and demonstrations occurred during the ‘Police Day’ event at the Company’s manufacturing facility, the ‘REX’, located in Ferndale, Michigan. RAD’s first Police Day welcomed over a dozen Detroit area law enforcement agencies to the REX to get up-close and hands-on demonstrations of RADDOG 2LE, developed specifically for law enforcement applications. WJBK FOX 2 TV in Detroit covered RAD’s Police Day event. View FOX 2’s coverage by clicking this link.

The Company noted that the new advanced AI features include the mobile robot’s ability to detect and approach humans, engage humans in the manner similar to that of a security officer, maintain a safe distance, and, if necessary, command, follow or even escort individuals off the property, all performed autonomously. “Our objective is to enhance security operations while reducing risk and ensuring efficiency. RADDOG or other RAD devices enabled with this level of AI functionality will be a tangible representation of this commitment,” said Reinharz. This introduction is a notable advancement in how we envision and plan to implement our security solutions.”

Reinharz added, “With our advanced human detection capabilities RADDOG, and soon other RAD devices, will be able to reliably identify and autonomously react to potential threats. Its autonomous mobility will enable it to patrol diverse terrain and locations that might present risks to human officers. In case of security breaches or emergencies, RADDOG can autonomously escalate its responses, alerting human operators that are monitoring the activity or it can activate its integrated security systems.”

Reinharz noted that this advanced AI functionality will be included in the future release of RADDOG 3S, scheduled to be commercially available this October for the security services, logistics and property management industries. Law enforcement’s version, RADDOG 2LE. is scheduled to begin shipping in late August. Complete specifics of its capabilities, features and other details can be found at www.raddog.ai and www.radsecurity.com.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz